UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                            SEC FILE NUMBER: 0-17150

                                    FORM 10-Q

                      FOR PERIOD ENDED: September 30, 1998


                 PAINEWEBBER DEVELOPMENT PARTNERS FOUR, LTD.
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            (Exact name of registrant as specified in its charter)


265 Franklin Street, Boston, Massachusetts                       02110
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 (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code (617) 439-8118
                                                   --------------

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|    (a) The reasons  described  in  reasonable  detail  in  Part III of  this form could not be eliminated without unreasonable effort or expense;

|X|    (b) The  subject  annual  report,  semi-annual  report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|    (c) The   accountant's   statement  or  other  exhibit  required  by Rule
           12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Quarterly Report on Form 10-Q of PaineWebber Development Partners Four, Ltd. (the "Registrant") will not be completed by November 16, 1998, the last day for a timely filing of such Quarterly Report for the period ended September 30, 1998.

Additional time is required in order to enable the Registrant to file a complete report. The Form 10-Q for the period ended September 30, 1998 will be filed on or before November 23, 1998, in accordance with Rule 12b-25(b).

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Thomas W. Boland     (617)  439-8138
     ----------------     ---------------

(2)  Have   all    other    periodic
     reports  under  Section  13  or
     15(e)    of   the    Securities
     Exchange   Act   of   1934   or
     Section  30 of  the  Investment
     Company  Act of 1940 during the
     preceding  12  months  (or  for
     such  shorter)  period that the
     registrant   was   required  to
     file   such    reports)    been
     filed?   If   answer   is   no,
     identify report(s).                         |X|  Yes       |_|  No

(3)  Is  it  anticipated   that  any
     significant  change in  results
     of    operations    from    the
     corresponding  period  for  the
     last   fiscal   year   will  be
     reflected   by   the   earnings
     statements  to be  included  in
     the  subject  report or portion
     thereof?                                    |_|  Yes       |X|  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 PAINEWEBBER DEVELOPMENT PARTNERS FOUR, LTD.
                 -------------------------------------------
               (Name of registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 16, 1998                      By: /s/ Walter V. Arnold
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                                                  Walter V. Arnold
                                                  Senior Vice President
                                                  and Chief Financial Officer